Exhibit 5.1

Snell & Wilmer
600 Anton Blvd, Suite 1400 Costa Mesa, CA 92626-7689
714.427.7000 P
714.427.7799 F

March 31, 2023

Motorsport Games Inc.
5972 NE 4th Avenue
Miami, FL 33137

Ladies and Gentlemen:

We have acted as counsel to Motorsport Games Inc., a Delaware corporation (the “Company”), in connection with the offering and sale (the “Offering”) of shares of Class A common stock of the Company, par value $0.0001 per share, with an aggregate public offering price of up to $2,919,403 (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-262462) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on February 10, 2022, the related base prospectus included therein (the “Prospectus”), and the prospectus supplement, dated March 31, 2023, relating to the Offering, filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Act (the “Prospectus Supplement”).

The Shares are to be issued pursuant to the Registration Statement, Prospectus, Prospectus Supplement and an Equity Distribution Agreement, dated March 31, 2023, by and between the Company and Canaccord Genuity LLC as sales agent (the “Sales Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act in connection with the filing of the Prospectus Supplement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Prospectus and the Prospectus Supplement.

In rendering the opinions stated herein, we have examined and relied upon the following:

A.	the Sales Agreement;

B.	the Registration Statement;

Snell & Wilmer

Motorsport Games Inc.

March 31, 2023

C.	the Base Prospectus;

D.	the Prospectus Supplement;

E.	an executed copy of a certificate of Dmitry Kozko, Chief Executive Officer of the Company, dated as of a recent date (the “Officer’s Certificate”);

F.	the Company’s Certificate of Incorporation, as amended by the Certificate of Amendment to the Certificate of Incorporation, as currently in effect and as certified pursuant to the Officer’s Certificate;

G.	the Company’s Bylaws, as amended by Amendment No. 1 to the Bylaws, as currently in effect and as certified pursuant to the Officer’s Certificate; and

H.	a copy of the resolutions of the board of directors of the Company, relating to the adoption, approval, authorization and/or ratification of the transactions contemplated by the Sales Agreement, including the authorization, issuance, sale and registration of the Shares; and the execution and delivery of the Sales Agreement.

We have also examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) at the time any Shares are sold pursuant to the Registration Statement, the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective under the Act; (v) that the Shares will be issued and sold in the manner stated in the Registration Statement, the Base Prospectus, and the Prospectus Supplement; and (vi) the legal capacity of all natural persons. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on such examination, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the issuance of the Shares has been duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Prospectus Supplement and the Sales Agreement, including the receipt by the Company of the consideration for the Shares pursuant to the terms of the Sales Agreement, the Shares will be validly issued, fully-paid and nonassessable.

Snell & Wilmer

Motorsport Games Inc.

March 31, 2023

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), dated March 31, 2023, relating to the Offering. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Snell & Wilmer L.L.P.